Exhibit 3.1

PHILLIPS EDISON & COMPANY, INC.

ARTICLES SUPPLEMENTARY

Phillips Edison & Company, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 4.2 of Article IV of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated 350,000,000 authorized but unissued shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation as 350,000,000 shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”). There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

SECOND: Except as set forth in the immediately following sentence, the Class B Common Stock shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Common Stock and all provisions of the Charter applicable to the Common Stock, including, without limitation, the provisions of Articles IV and V, shall apply to the Class B Common Stock. Upon the six-month anniversary of the listing of the Common Stock for trading on a national securities exchange or such earlier date or dates as shall be approved by the Board and announced publicly by the Corporation with respect to all or any portion of the outstanding shares of Class B Common Stock, each share of Class B Common Stock or of such portion of Class B Common Stock, as the case may be, shall automatically and without any action on the part of the holder thereof convert into one share of Common Stock.

THIRD: A description of the Common Stock is contained in the Charter.

FOURTH: The Class B Common Stock has been reclassified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at 12:02 p.m. Eastern Time on July 2, 2021.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its General Counsel and Secretary on this 2nd day of July, 2021.

ATTEST:

By: /s/Tanya E. Brady
Name: Tanya E. Brady
Title: General Counsel and Secretary

PHILLIPS EDISON & COMPANY, INC.

By: /s/Jeffrey S. Edison
Name: Jeffrey S. Edison
Title: Chairman and Chief Executive
Officer